Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the registration statement on FormS-11, and any amendments thereto, to be filed by ETRE Residential, LLC.

/s/ Mark Filanowski
Mark Filanowski
Dated: September 18, 2015